Exhibit 99.2

Slack Appoints Former Flex CEO Mike McNamara to Its Board of Directors
Replaces Chamath Palihapitiya, Investor, Venture Capitalist and Social + Capital CEO
SAN FRANCISCO, December 4, 2019—Slack Technologies, Inc., (NYSE: WORK), today announced the appointment of Mike McNamara to the company’s board of directors, effective immediately. Most recently, McNamara served as the Chief Executive Officer of Flex Ltd. (formerly Flextronics Ltd), a leading international product development firm.
McNamara brings extensive experience in both executive leadership and scaling global operations to Slack’s board. He spent nearly two decades leading Flex Ltd., first as the Chief Operating Officer from 2001 to 2006 and then as the Chief Executive Officer from 2006 to 2018. As part of the executive team, McNamara was instrumental in Flex’s growth to over $25 billion in revenue and over 200,000 employees operating across 30+ countries. McNamara currently serves on the board of directors of Workday, Inc., one of the world’s foremost providers of on‑demand financial management and human capital management enterprise software, and is a venture partner at Eclipse Ventures. He is also on the board of directors of PCH International, a global custom design manufacturing company.

“We’re thrilled to welcome Mike to Slack’s board of directors,” said Stewart Butterfield, Chief Executive Officer of Slack. “He has a real passion for leveraging technology to increase productivity and the employee experience at the large enterprise scale. His extensive public company leadership and global management experience will serve as a valuable resource as our company matures and moves into the next phase of growth.”
“Slack is admired because of its category-defining innovation and incredible product market fit and I’m excited to join the team,” said McNamara. “The company is helping people realize a new, better way of working and I’m looking forward to playing a role in helping bring that vision to organizations around the world.”

McNamara will replace director Chamath Palihapitiya, who is stepping down from Slack’s board of directors. Palihapitiya was an early investor in Slack and has served on the company’s board of directors since 2017. His deep expertise in growth helped guide the company from a small startup to a thriving global company with over 1,900 employees across 12 different offices serving more than 105,000 Paid Customers.

“If you know Chamath, you know he’s one of a kind — a deep analytical thinker and keen strategist who is full of passion. I’m grateful for his clarity and focus and the impact he had on our ability to navigate the most important opportunities and challenges over the years,” said Butterfield. “On behalf of the entire company, my fellow board members, and Slack’s leadership team, I would like to thank Chamath for his dedication and service to the company.”
“It has been an amazing journey, and I’m proud to have been part of a company that is so profoundly changing the future of work. I’m confident that Slack’s strong leadership team, market fit and talented workforce position the company well for the future,” said Palihapitiya.
Slack today also reported its third quarter fiscal year 2020 financial results. Management will discuss the results on a public webcast at 2:00 p.m. PST today, which will be available on the Slack Investor Relations website, investor.slackhq.com. Following the completion of the call, a replay will also be made available at investor.slackhq.com. The conference call can be accessed via dial-in at 866-211-3197 from the United States or 647-689-6597 internationally. The conference ID is 8097657.

About Slack
Slack is where work happens. Slack is a new layer of the business technology stack that brings together people, applications and data – a hub for collaboration where people can effectively work together, access critical applications and services, and find important information to do their best work. People around the world use Slack to connect their teams, unify their systems and drive their business forward.
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Slack and the Slack logo are trademarks of Slack Technologies, Inc. or its subsidiaries in the U.S. and/or other countries. Other names and brands may be claimed as the property of others.

CONTACTS:

Jesse Hulsing	Karesha McGee
Investor Relations	Media Relations
ir@slack.com	pr@slack.com